Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228916 on Form S-3 and Registration Statements Nos. 333--96957, 333-98319, 333-103229 and 333-191116 on Form S-8 of our report dated June 26, 2020 appearing in this Annual Report on Form 11-K of the Plumas Bank 401(k) Profit Sharing Plan for the year ended December 31, 2019.

/s/ EIDE BAILLY LLP

Denver, Colorado

June 26, 2020